UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                         SCHEDULE 13G/A


            Under the Securities Exchange Act of 1934
                        (Amendment No. 2)


              INDUSTRIAL SERVICES OF AMERICA, INC.
                        (Name of Issuer)


                  COMMON STOCK, $.01 PAR VALUE
                 (Title of Class of Securities)


                           456314 10 3
                         (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                (Continued on following page(s))

                       Page 1 of 14 Pages

CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harry Kletter
          ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          725,304

6.   SHARED VOTING POWER

          - 0 -

7.   SOLE DISPOSITIVE POWER

          725,304

8.   SHARED DISPOSITIVE POWER

          - 0 -

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          725,304

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

          [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          37.6%

12.  TYPE OF REPORTING PERSON

          IN
                            Page 2 of 14 Pages

ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c)  The name of the person filing this
          statement is Harry Kletter, whose principal business address is 7100 Grade Lane, Louisville, Kentucky 40213. Mr. Kletter is a citizen of the United States.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, $.01 par value. The CUSIP Number of the Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable.

ITEM 4.   OWNERSHIP

          (a),(b),(c)  The number of shares of Common Stock
          beneficially owned by Mr. Kletter as of December 31, 1998 was 725,304 (37.6% of the total shares outstanding). All of such shares are held with sole voting power and sole power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP

          Pursuant to Rule 13d-1(d), see the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

                            Page 3 of 14 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

                            Page 4 of 14 Pages

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Dated:  February 5, 1999


                         /s/ Harry Kletter
                         -------------------------------------------
                              Harry Kletter



                            Page 5 of 14 Pages

CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          K & R Corporation
          61-0891988

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          - 0 -

6.   SHARED VOTING POWER

          462,304

7.   SOLE DISPOSITIVE POWER

          - 0 -

8.   SHARED DISPOSITIVE POWER

          462,304

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          462,304

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

          [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         24.0%

12.  TYPE OF REPORTING PERSON

          CO
                            Page 6 of 14 Pages

ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c)  The name of the person filing this
          statement is K & R Corporation, whose principal business address is 7100 Grade Lane, Louisville, Kentucky 40213. K & R Corporation is a Kentucky corporation.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, $.01 par value. The CUSIP Number of the Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable.

ITEM 4.   OWNERSHIP

          (a),(b),(c)  The number of shares of Common Stock
          beneficially owned by K & R Corporation as of December 31, 1998 was 462,304 (24.0% of the total shares outstanding). All of such shares are held with shared voting power and shared power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON

          Harry Kletter, as sole shareholder, officer and director of K & R Corporation, is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities, covered by this statement.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP

          Pursuant to Rule 13d-1(d), see the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

                            Page 7 of 14 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

                            Page 8 of 14 Pages

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Dated:  February 5, 1999


                         K & R CORPORATION



                         By:  /s/ Harry Kletter
                            ----------------------------------------
                                   Harry Kletter, President




                            Page 9 of 14 Pages

CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Roberta Kletter
          ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          200,000

6.   SHARED VOTING POWER

          - 0 -

7.   SOLE DISPOSITIVE POWER

          200,000

8.   SHARED DISPOSITIVE POWER

          - 0 -

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

          [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.4%

12.  TYPE OF REPORTING PERSON

          IN
                            Page 10 of 14 Pages

ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c)  The name of the person filing this
          statement is Roberta Kletter, whose principal business address is 7100 Grade Lane, Louisville, Kentucky 40213. Mrs. Kletter is a citizen of the United States.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, $.01 par value. The CUSIP Number of the Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable.

ITEM 4.   OWNERSHIP

          (a),(b),(c)  The number of shares of Common Stock
          beneficially owned by Mrs. Kletter as of December 31, 1998 was 200,000 (10.4% of the total shares outstanding). All of such shares are held with sole voting power and sole power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP

          Pursuant to Rule 13d-1(d), see the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

                            Page 11 of 14 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

                            Page 12 of 14 Pages

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Dated:  February 5, 1999


                         /s/ Roberta Kletter
                         ------------------------------------------
                              Roberta Kletter


                            Page 13 of 14 Pages

                            EXHIBIT A


                        MEMBERS OF GROUP


Harry Kletter

K & R Corporation

Roberta Kletter













                            Page 14 of 14 Pages